www.entremed.com

Exhibit No. 99.2

FOR IMMEDIATE RELEASE:

February 6, 2012

7:00 a.m. ET

ENTREMED COMPLETES STRATEGIC FINANCING

ROCKVILLE, MD – February 6, 2012 – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer, announced today that it has received approximately $9.3 million in strategic financing, as previously announced on January 23, 2012. The Company expects to receive the remaining funds on or about February 10, 2012. The financing was led by IDG-Accel China Growth Fund II L.P. and joined by other accredited investors, including Emerging Technology Partners, LLC, and Dr. Tak W. Mak, Director of the Campbell Family Institute for Breast Cancer Research.

As previously announced, the Company issued and sold subordinated convertible notes that automatically convert into shares of common stock upon approval of the Company’s stockholders at the 2012 stockholder meeting, which is expected to be held on or about April 30, 2012. The Company has satisfied all closing conditions in the transaction agreement, including an agreement from Celgene Corporation, the sole holder of the Company's outstanding Series A preferred stock, to vote in favor of the transaction at the 2012 stockholder meeting, and upon stockholder approval of the transaction, to waive all accrued dividends on the preferred stock, convert all of its outstanding preferred stock into common stock and to eliminate all preferences associated with the preferred stock, including its governance rights. As a closing condition, the Company has also terminated its Standby Equity Distribution Agreement with Yorkville Advisors.

"We are appreciative of Celgene's support of this transaction. Their agreement to waive all accrued dividends on the preferred stock and to convert their outstanding preferred stock enhances our balance sheet and improves our capital structure," said Michael M. Tarnow.

In connection with the financing, Mr. Michael Tarnow and Mr. Donald Brooks have resigned from the Board of Directors, effective immediately. Mr. Tarnow will provide consulting services to the Company until May 31, 2012 to assist with the transition efforts. Wei-Wu He, Ph.D. has joined the Board of Directors as Executive Chairman, and Dr. Tak W. Mak, Ph.D., has also been elected to the Board of Directors.

EntreMed, Inc. / 9640 Medical Center Drive / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

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Mr. Tarnow commented, "This is an exciting time for all of us who are associated with EntreMed. The dedication and work of our employees, the involvement of our Board and the continuing support and patience of our investors have led to significant progress in our clinical program with ENMD-2076. The new funds provided by this strategic financing, coupled with the leadership of Dr. He as Executive Chairman and Dr. Mak as a new Board member, position the Company for a very positive future. I look forward to assisting the Board in managing the transition and to celebrating the Company's future success."

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer. ENMD-2076 is currently in a multi-center Phase 2 study in ovarian cancer and in several Phase 1 studies in solid tumors, multiple myeloma, and leukemia. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission (the SEC).

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase 1 clinical trials in solid tumor cancers, leukemia, and multiple myeloma. ENMD-2076 is currently in a Phase 2 trial for ovarian cancer, and preclinical and clinical activities are ongoing in assessing the compound’s applicability for other forms of cancer.

About IDG-Accel Fund

IDG-Accel Fund is a private equity investment fund focused on investment in various sectors and is managed by IDG Capital Partners, a leading investment management team in China with over 18-years of investment experience and industry knowledge.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; our reliance on a single product candidate, ENMD-2076 and the risk that we may not be able to license it to a third party; the volatility of our common stock; our history of losses and expectation of incurring continued losses; risks relating to the need for additional capital, including the uncertainty of securing additional funding on favorable terms; the need for additional funds to conduct any additional clinical trials, our dependence on royalty sharing agreement based on sales of a product, Thalomid®, that we do not control; declines in actual sales of Thalomid® resulting in materially reduced royalty payments; risks associated with our product candidates; results in preclinical models that are not necessarily indicative of clinical results; risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply and other risks); and our ability to compete with larger, better financed biotechnology companies that may develop new approaches to the treatment of our targeted diseases or develop product candidates more advanced than ENMD-2076. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the SEC, which are available at www.sec.gov.

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COMPANY CONTACT:

Investor Relations

EntreMed, Inc.

240.864.2643

investorrelations@entremed.com

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